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                                                                    EXHIBIT 99B.

                               Towne Bancorp, Inc.

                         610 EAST SOUTH BOUNDARY STREET
                              PERRYSBURG, OH 43551




June 19, 1998


Dear Fellow Shareholder:

The purpose of this letter is to update you on the status of Towne Bancorp, Inc. (the "Company") and Towne Bank, its wholly owned subsidiary Bank (the "Bank"). Effective as of June 19, 1998, Towne Bank has been merged with and into The Exchange Bank. The Exchange Bank is a 92-year-old community bank based in Luckey, Ohio with assets of approximately $90 million after the merger with the Bank. The Boards of Directors of the Bank and the Company approved the transaction and believe that the transaction with The Exchange Bank will provide strength and stability for the customers and communities previously served by the Bank. We believe that The Exchange Bank shares the vision that we had for the Bank and encourage your support of their endeavors.

When the Bank was started, it was not the intention of any of us that the Bank be merged with another financial institution. However, the deteriorating financial condition of the Bank, the inability to turn an operating profit, and frank conversations with banking regulators about the condition of the Bank, convinced the Boards of Directors of the Bank and the Company of the need to take immediate action.

The terms of the transaction are difficult to explain in a short letter of this sort. The price paid to the Company for its ownership in the Bank (which had been reduced to approximately 25% after a capital infusion by Exchange Bancshares, Inc. "EBI") was $1,100,560 in cash. Twenty five percent of such cash is being held for six months pending satisfaction of certain conditions contained in the Agreement. While it was the desire of the Company and EBI to engage in a stock for stock exchange, the serious financial condition of the Bank did not allow the Company the time necessary to obtain required banking and securities regulatory approval to complete such a transaction.

The proceeds of the transaction paid to the Company will be used to pay ongoing expenses of the Company including its proposed liquidation and dissolution. The Board of Directors of the Company hopes to liquidate the Company before year-end 1998 and to distribute all remaining assets of the Company to its shareholders on or before such time.

The Company is in the process of preparing to hold what it expects will be a final meeting of shareholders. Depending upon the timing for review of the proxy statement of the Company, it is


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TOWNE BANCORP, INC.
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anticipated that such meeting will be held in approximately 90-120 days. You will receive a notice of meeting and proxy statement in the mail notifying you of the date and time of such meeting.

We know that the transactions described above will benefit the customers and communities served by the Bank and believe that it provides the maximum benefit that was available to you the shareholders of the Company. Because of the capital impairment of the Bank, had the transaction with Exchange not been completed, the federal and state banking regulators likely would have seized and liquidated the Bank resulting in no return at all to the shareholders.

We are pleased that The Exchange Bank intends to continue providing the Perrrysburg and Sylvania areas a full range of community banking services through its energetic staff of community-oriented people who you will learn to know and trust. Those of you who are customers of the Bank will shortly receive correspondence from The Exchange Bank welcoming you and providing you account information.

We look forward to meeting with you at the shareholders' meeting to more fully explain the transaction and the plans for liquidation of the Company. We appreciate your continued loyalty and patience.


Sincerely,

/S/ John Weinert

John Weinert, Chairman of
the Board of Directors of
Towne Bancorp, Inc.